Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Core Laboratories N.V.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-245691) and Form S-8 (Nos. 333-231277, 333-73772, 333-73774, and 333-248137) of Core Laboratories N.V. of our reports dated February 5, 2021, with respect to the consolidated balance sheets of Core Laboratories N.V. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Core Laboratories N.V.

Our report refers to a change in accounting for leases due to the adoption of the provisions of Accounting Standards Codification Topic 842, Leases, as amended.

/s/ KPMG LLP

Houston, Texas

February 5, 2021